                                                                    EXHIBIT 99.2

           QUIDEL CORPORATION COMPLETES ACQUISITION OF LITMUS CONCEPTS

SAN DIEGO, Dec. 11 /PRNewswire/ -- Quidel Corporation (Nasdaq: QDEL - NEWS ) announced today the completion of its acquisition of Litmus Concepts, Inc., a privately held in vitro diagnostic company focused on the development and manufacture of unique diagnostic products for women's health.

     The acquisition provides Quidel with significant assets, including two marketed products and several patented, rapid diagnostic, technology platforms, to help further establish Quidel's position in both the professional and consumer diagnostics markets. Quidel anticipates that this new technology will also enable the Company to revamp a portion of its existing product portfolio.

     Under the terms of the operative agreement, the shareholders and certain option holders of Litmus Concepts, Inc., will receive approximately 3.25 million shares of Quidel common stock. This transaction provides Quidel with Litmus' proprietary, multi-layered thin film technology that enables the mass production of highly adaptable, multi-analyte, disposable tests that are the size and shape of a credit card and produce easily-read results within minutes. This technology provides state of the art diagnostic methods supported by a highly automated, flexible, rapid throughput manufacturing system, which can produce a wide variety of tests with high hourly yields. With the acquisition of Litmus Concepts, Inc., Quidel has also acquired the associated twenty-one issued Litmus patents, including eleven patents that specifically surround the technology used in the women's health products. This intellectual property is expected to significantly enhance Quidel's competitive position for the future.

     "We are very excited about completing this acquisition and integrating the Litmus technology platform into our expanding product portfolio,'' stated Andre de Bruin, President and CEO of Quidel Corporation. We will add the two current women's healthcare products to our QuickVue-REGISTERED TRADEMARK-line. We also plan to expedite development of other key products. The versatile multi-layer thin film technology platform creates the opportunity for Quidel to expand our position in women's health and strengthen our technology and product portfolios. Additionally, we plan to investigate out-licensing applications."

     Quidel Corporation discovers, develops, manufactures and markets point-of- care, rapid diagnostic tests for detection of medical conditions and illnesses. These products provide accurate and cost-effective diagnostic information for acute and chronic conditions that affect women's health throughout the phases of their lives, including reproductive status, pregnancy management and osteoporosis. Quidel also provides point-of-care diagnostics for infectious diseases, including influenza A and B, strep throat, H. pylori infection, Chlamydia and infectious mononucleosis. Quidel's products are sold to healthcare professionals for use in physicians' offices, clinical laboratories and pharmacies, and to consumers through organizations that provide private label, store brand products. These tests provide diagnostic information to enable rapid treatment and improve health outcomes, lower costs, and increase patient satisfaction.

     This press release contains forward-looking statements regarding
Quidel's future activities within the meaning of the federal securities laws. These forward-looking statements involve material risks and uncertainties.
Many possible factors could affect the
future results and performance of Quidel's products, such that actual results and performance may differ materially. If Quidel's products fail to perform as expected, or if there is lower consumer demand for these products than expected, Quidel's financial condition and operating results may be materially and adversely affected. Quidel's financial condition and operating results may also be materially and adversely affected by a number of other factors, including, without limitation, seasonality, adverse changes in competitive and economic conditions, actions by the Company's distributors, manufacturing and production delays or difficulties and adverse actions or delays in product reviews by the FDA. Please see the discussion of these and other factors in Quidel's annual reports on Form 10-K and subsequent quarterly reports on Form 10-Q. For more information, please visit Quidel's web site at http://www.quidel.com. SOURCE:
Quidel Corporation